Exhibit 10.8

IRG Industrial Realty Group, LLC	11111 Santa Monica Boulevard Suite800 Los Angeles, CA 90025
www.lndustrlalrealtygroup.com

November 7, 2022

Hall of Fame Resort & Entertainment Company

2014 Champions Gateway

Canton, OH 447708

Attention: Mr. Michael Crawford

Re:	Financing Proposal (revised)

Dear Mike:

Industrial Realty Group, LLC and its various affiliates and related parties (referenced herein as “IRG”) are being asked to make certain accommodations and financing arrangements for the benefit of Hall of Fame Resort & Entertainment Company and its subsidiaries (referenced herein as “HOFREC”) as set forth below. The following are the items IRG will perform or provide:

A.	Coordinate the financing with Oak Street for the waterpark.

B.	Extend the CH Capital bridge loan with a balance due of $7,360,927 as of October 31, 2022 (subject to any mathematical corrections), from September 10, 2022 to March 31, 2024.

C.	Provide an extension option to HOFREC for all the IRG loans for one additional year until March 31, 2025 for a one point extension fee.

D.	Release the first mortgage lien secured by a leasehold interest in the stadium and pledge of the membership interests in HOF Village Stadium, LLC to allow the waterpark loan to close.

E.	Provide a commitment for financing the Tapestry Hotel as set forth in the Commitment letter, dated October 24, 2022.

F.	Provide a completion guaranty for construction of the waterpark as required.

IRG and its affiliated entities are willing to provide the foregoing in consideration for the following:

1.	HOFREC shall make a payment of $4,500,000 from the loan proceeds of the Oak Street financing as a fee for providing the completion guaranty and other consideration described above, payable to CH Capital Lender, LLC to be held in trust for the IRG lenders and allocated as the IRG Lenders shall determine.

2.	All IRG loans will be modified to bear interest at 12.5% per annum, compounded monthly, with payment required monthly at 8% per annum, and the balance accrued and deferred until maturity.

3.	All IRG notes and the term loan will be modified to be convertible into shares of HOFREC common stock, par value $0.0001 per share (“Common Stock”), at the option of the IRG lender at a conversion price equal to 105% of the Market Price. For purposes of paragraphs 3 and 4, “Market Price” will be defined as the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the date of the Oak Street closing.

IRB Industrial Realty Group, LLC	11111 Santa Monica Boulevard Suite 800 Los Angeles, CA 90025
www.industrialrealtygroup.com

4.	HOFREC Series C through Series G warrants held by IRG shall be modified to reset the exercise price equal to 105% of the Market Price.

5.	The expiration dates for HOFREC Series C through Series G warrants held by IRG shall be extended two years from their current expiration dates.

6.	HOFREC shall issue an aggregate of 2,000,000 shares of Common Stock (NASD: HOFV) to IRG Lenders in such proportion as the IRG Lenders shall agree.

7.	Record a blanket junior mortgage on all real estate owned or leased by HOFREC, whether fee or leasehold estates, other than those parcels for which existing lenders prohibit junior financing.

8.	Acknowledge pledge of 100% membership interest in HOF Village Newco, LLC from HOFREC and reflect that it secures the outstanding balance due.

9.	All future development fees owed by HOFREC to IRG will be paid as and when due; and prior development fees owed by HOFREC to IRG will be accrued and added to the CH Capital bridge loan.

10.	All IRG loans will be cross-collateralized and cross-defaulted.

11.	Covenant for HOFREC and its subsidiaries to not assign, pledge, mortgage, encumber or hypothecate any of the underlying assets, membership interests in affiliated entities or IP rights without IRG’s written consent.

12.	HOFREC shall pay to IRG 25% of all contractual dispute cash settlements collected by HOFREC with regard to existing contractual disputes in settlement discussions, which shall be applied to outstanding IRG loans, first against accrued interest and other charges and then against principal.

13.	The parties shall comply with all federal and state securities laws and Nasdaq listing rules and agree to insert “blocker” provisions for the re-pricing of warrants and conversion provisions on the IRG notes, such that the total cumulative number of shares of Common Stock that may be issued to IRG under this letter agreement, including the repriced warrants and convertible debt, may not exceed the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply following Approval (defined below). The parties do not agree to any terms in this letter agreement that do not comply with Nasdaq 5635(c). HOFREC will exercise reasonable efforts to obtain shareholder approval of the issuance of shares of Common Stock in excess of the Nasdaq 19.99% Cap under the transactions contemplated by this letter agreement, as necessary (“Approval”), no later than the next annual shareholder meeting.

[Signature page follows]

IRG Industrial Realty Group, LLC	11111 Santa Monica Boulevard Suite800 Los Angeles, CA 90025
www.industrialrealtygroup.com

If the foregoing meets with your approval, please indicate your acceptance of the terms set forth in this letter agreement by signing in the space provided below and on the enclosed copy and by returning the copy to us. This letter agreement may be signed in one or more counterparts each of which shall be deemed an original hereof.

This shall be a binding agreement following the affirmative vote or written consent of our respective boards of directors. The parties agree to cooperate in good faith to consummate and document the foregoing within 30 days following the closing of the Oak Street financing transaction for the waterpark.

Very truly yours,

INDUSTRIAL REALTY GROUP, LLC
a Nevada limited liability company

By:	/s/ John A. Mase
Name:	John A. Mase
Title:	Chief Executive Officer

AGREED, as of the date first set forth above.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY
a Delaware corporation

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer

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